UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 3

           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

   1.   Name and Address of Reporting Person
        (Last) (First) (Middle)       Keon, Margaret L.
        (Street)                      c/o Keon Associates
                                      16 Miller Avenue, Suite 203
        (City) (State) (Zip)          Mill Valley, California 94941

   2.   Date of Event Requiring Statement (Month/Day/Year)

        09/24/97

   3.   IRS or Social Security Number of Reporting Person (Voluntary)



   4.   Issuer Name and Ticker or Trading Symbol

        McLeodUSA Incorporated
        MCLD

   5.   Relationship of Reporting Person(s) to Issuer (Check all
        applicable)
        ( ) Director   ( ) 10% Owner  ( ) Officer (give title below)
        (X) Other  (specify below)

        Member of 13(d) group owning more than 10%

   6.   If Amendment, Date of Original (Month/Day/Year)

   7.   Individual or Joint/Group Filing (Check Applicable Line)
        ( )  Form filed by One Reporting Person
        (X)  Form filed by More than One Reporting Person
           Table I -- Non-Derivative Securities Beneficially Owned


    1.  Title of Security        2.  Amount of Securities       3.  Ownership Form:          4.  Nature of
                                       Beneficially Owned             Direct (D) or               Indirect
                                                                      Indirect (I)          Beneficial Ownership
       Class A Common Stock                 508,061                         I             By Margaret Lumpkin
                                                                                          Keon Trust dated May
                                                                                          13, 1978

                                             96,346 (1)                     I             By Margaret Lumpkin
                                                                                           Keon 1993 Grantor
                                                                                          Retained Annuity Trust

                                             77,337                         I             By Margaret L. Keon
                                                                                          1990 Personal Income
                                                                                          Trust for the Benefit
                                                                                          of Joseph John Keon III
                                                                                          dated April 20, 1990

                                             77,337                         I             By Margaret L. Keon
                                                                                          1990 Personal Income
                                                                                          Trust for the Benefit
                                                                                          of Katherine Stoddert
                                                                                          Keon dated April 20,
                                                                                          1990

                                             77,337                         I             By Margaret L. Keon
                                                                                          1990 Personal Income
                                                                                          Trust for the Benefit
                                                                                          of Lisa Anne Keon dated
                                                                                          April 20, 1990

                                             77,337                         I             By Margaret L. Keon
                                                                                          1990 Personal Income
                                                                                          Trust for the Benefit
                                                                                          of Margaret Lynley Keon
                                                                                          dated April 20, 1990
                                             77,337                                       By Margaret L. Keon
                                                                                          1990 Personal Income
                                                                                          Trust for the Benefit
                                                                                          of Pamela Keon Vitale
                                                                                          dated April 20, 1990

                                             77,337                         I             By Margaret L. Keon
                                                                                          1990 Personal Income
                                                                                          Trust for the Benefit
                                                                                          of Susan Tamara Keon
                                                                                          DeWyngaert dated April
                                                                                          20, 1990

    1.  Title of Security        2.  Amount of Securities       3.  Ownership Form:          4.  Nature of
                                       Beneficially Owned             Direct (D) or               Indirect
                                                                      Indirect (I)          Beneficial Ownership

                                             60,619 (1)                     I             By Margaret Anne Keon
                                                                                          Trust under the Trust
                                                                                          Agreement dated
                                                                                          February 6, 1970

                                            256,291 (2)                     I             By Trust named for
                                                                                          Joseph John Keon III
                                                                                          created under the Mary
                                                                                          Green Lumpkin Gallo
                                                                                          Trust Agreement dated
                                                                                          December 29, 1989

                                            256,291 (3)                     I             By Trust named for
                                                                                          Pamela Keon Vitale
                                                                                          created under the Mary
                                                                                          Green Lumpkin Gallo
                                                                                          Trust Agreement dated
                                                                                          December 29, 1989


                    Table II -- Derivative Securities Beneficially Owned

                           2.  Date         3.  Title and                        5.  Ownership
                            Exercisable          Amount of                             Form of
                           and Expiration       Underlying                            Derivative
                            Date (Month/        Securities                            Security:
                             Day/ Year)

        1.  Title of     Date      Expira-    Title   Amount    4.  Conversion    Direct   Indirect    6.  Nature
         Derivative      Exer-     tion                 or        or Exercise       (D)       (i)      of Indirect
          Security       cisable   Date               Number       Price of                            Beneficial
                                                        of        Derivative                            Ownership
                                                      Shares       Security




     Explanation of Responses:

        For purposes of Section 13(d) of the Securities Exchange Act, each of the joint filers is a member of a group that together owns more than 10% of the Issuer s Class A Common Stock. Except as indicated in the following notes, the securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by Margaret L. Keon and not by either of the other joint filers.





        (1) These securities are beneficially owned for purposes of Rule 16a-1(a)(2) by all of the joint filers.

        (2) These securities are beneficially owned for purposes of Rule 16a-1(a)(2) by Margaret L. Keon and Joseph J. Keon III.

        (3) These securities are beneficially owned for purposes of Rule 16a-1(a)(2) by Margaret L. Keon and Pamela K. Vitale.




   SIGNATURE OF REPORTING PERSON(S):

   Margaret L. Keon

   By:  Steven L. Grissom,
        as attorney in fact



                           JOINT FILER INFORMATION

   Name:                              Joseph J. Keon III

   Address:                           c/o Keon Associates
                                      16 Miller Avenue, Suite 203
                                      Mill Valley, California 94941

   Designated Filer:                  Margaret L. Keon

   Issuer & Ticker Symbol:            McLeodUSA Incorporated
                                      MCLD

   Date of Event Requiring Statement: September 24, 1997

   Signature:                         Joseph J. Keon III


                           JOINT FILER INFORMATION

   Name:                              Pamela K. Vitale

   Address:                           c/o Keon Associates
                                      16 Miller Avenue, Suite 203
                                      Mill Valley, California 94941

   Designated Filer:                  Margaret L. Keon

   Issuer & Ticker Symbol:            McLeodUSA Incorporated
                                      MCLD

   Date of Event Requiring Statement: September 24, 1997





   Signature:                         Pamela K. Vitale


   DATE:

   October 3, 1997


   Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



        Power of Attorney of Margaret L. Keon dated September 24, 1997:

             I, Margaret L. Keon, hereby appoint Steven L. Grissom as my attorney-in-fact for the purpose of executing and filing on my behalf, individually or in any fiduciary or other capacity, reports and other forms with the Securities and Exchange Commission relating to shares of Common Stock of McLeodUSA Incorporated acquired, beneficially owned, held or disposed of by me, whether individually, as trustee of one or more trusts, or otherwise. This Power of Attorney is effective immediately and will remain in effect, even though I become incapacitated, until revoked by a written instrument signed by me and delivered to Steven L. Grissom.


                                 /s/ Margaret L. Keon